Exhibit 99.1

NEWS

One Horizon Group CEO Mark White Provides

Update to Shareholders

LONDON, November 28, 2017 – One Horizon Group, Inc. (NASDAQ: OHGI) issued the following letter to shareholders today from Mark White, Chief Executive Officer.

Dear Fellow Shareholders –

In writing this letter, I would like to begin by sharing my gratitude for each of you and my confidence and pride in the future of One Horizon Group.

I am the first to recognize that in the past few months, our Company has undergone profound change and I want to share with you a few words about my vision for our bright future.

As One Horizon Group’s Founder and CEO, my conviction that we must succeed derives from the responsibility I personally embrace to lead our Company’s strategy to identify, acquire and integrate businesses that will allow us to lead the next wave of cutting edge technologies driving the growth of disruptive social media, on-demand video, gaming, education, security and electronic commerce mobile applications. We will integrate the target acquisitions with our existing business, streamlining operational efficiencies and increasing profitability.

There are tremendous opportunities within our sights to acquire Asia-based businesses ready to launch their operations globally as well as European and United States-based businesses that are recognized leaders in their respective areas, poised to expand into large markets including China with the international expertise and guidance of our team.

Consumer behavior is shifting at a rapid pace and we are positioned at the intersection of great innovation. Our shift in strategy is based on significant diligence and we expect to have a front-row seat at the convergence of the physical and digital worlds that will drive unprecedented business opportunities for One Horizon Group. Although our ambitions may appear grand, we are laser focused on execution and I am confident we will achieve our goals.

As we advance our Company in the marketplace as a forward-thinking technology acquisition business, I recognize that beyond these exciting technologies, platforms and content we will acquire, we must deliver unique value propositions to our customers. I see a future where our technologies will make lives more exciting, our platforms will be inviting and easy to use, and our content will be unique and desirable. We have done our homework and we will not be reinventing the wheel; our target acquisitions are already capturing the hearts, minds and finances of significant population groups spanning multiple continents.

For a moment, I would like to talk about people. It has been said that “leadership is a conversation.” Many years ago, I learned that by listening to my customers, colleagues and shareholders, I might hear new ideas that could help us improve our Company. I am proud to be working with a great team including Edwin Lun, Chief Operating Officer, and Martin Ward, Chief Financial Officer. We plan to regularly communicate with our customers and shareholders.

We will be measured by our innovation, our sales, our profitability, our corporate responsibility, our social impact, and our share price, but we will always maintain our core values. I am deeply aware that our stock price is an important measure of the progress that we make in the weeks, months and years to come. The catalyst for this progress will be completing strategic acquisitions that build our capabilities to deliver exponential returns to our shareholders by accelerating the reach of technologies, platforms and content to large numbers of subscribers, users and I expect, raving fans.

While quarterly and annual reports and future updates will quantify our success, I will be taking measure daily so we can anticipate areas of challenge and mobilize our team to take clear and decisive actions that will deliver results. It is in these details that we will harness the driving force that will take One Horizon Group to the next level.

Thank you all deeply for your support and for joining us on this evolution.

Warm regards,

Mark White

CEO, One Horizon Group, Inc.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ:OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets including in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly
(516) 236-7007
bkilkelly@darrowir.com

Jordan Darrow
(512) 551-9296
jdarrow@darrowir.com